Exhibit 99.1

FOR RELEASE:	IMMEDIATELY	CONTACT:	JAMES E. HURLBUTT
847-446-7500

STEPAN REPORTS FIFTH CONSECUTIVE YEAR OF RECORD EARNINGS FOURTH QUARTER NET INCOME UP 17 PERCENT

FULL YEAR NET INCOME UP 10 PERCENT

     NORTHFIELD, Illinois, February 19, 2013 -- Stepan Company (NYSE: SCL) today reported its fifth consecutive record net income year generating a five year compound growth rate of 39 percent.

  Full year net income increased for a fifth consecutive record year to $79.4 million, up 10 percent, or $3.49 per diluted share, compared to $72.0 million, or $3.21 per diluted share, a year ago.
  Fourth quarter net income rose 17 percent to $15.4 million, or $0.68 per diluted share, compared to $13.2 million, or $0.59 per diluted share, a year ago.
  Excluding deferred compensation plan expense, full year net income was up 16 percent to $84.8 million, or $3.73 per diluted share compared to $72.9 million, or $3.25 per diluted share. Fourth quarter net income, excluding deferred compensation expense was up 17 percent to $18.0 million, or $0.79 per diluted share, compared to $15.4 million, or $0.68 per diluted share, a year ago. Deferred compensation expense is largely attributable to an increase in the share price of the Company’s common stock, which rose by $7.48 per share during the fourth quarter and $15.46 per share for the full year.
  Sales volume grew by 2 percent. Net sales revenues declined by 2 percent due to lower selling prices (resulting from lower raw material costs) and foreign translation.

SUMMARY
		Three Months Ended			Twelve Months Ended
		December 31			December 31

($ in thousands)			%			%
	2012	2011	Change	2012	2011	Change
Net Sales	$ 427,259	$ 444,170	- 4	$ 1,803,737	$ 1,843,092	- 2
Net Income	$15,439	$13,179	+ 17	$79,396	$71,976	+ 10
Net Income Excluding
Deferred Compensation*	$18,010	$15,371	+ 17	$84,834	$72,900	+ 16
Earnings per Diluted Share	$0.68	$0.59	+ 15	$3.49	$3.21	+ 9
Earnings per Diluted Share
Excluding Deferred
Compensation	$0.79	$0.68	+ 16	$3.73	$3.25	+ 15
* See Table II for a discussion of deferred compensation plan accounting.

FOURTH QUARTER AND FULL YEAR RESULTS

	Three Months Ended			Twelve Months Ended
		December 31			December 31

($ in thousands)			%			%
	2012	2011	Change	2012	2011	Change

Net Sales
Surfactants	$310,454	$331,430	- 6	$1,305,800	$1,361,956	- 4
Polymers	103,116	94,201	+ 9	423,959	421,515	+ 1
Specialty Products	13,689	18,539	- 26	73,978	59,621	+ 24

Total Net Sales	$427,259	$444,170	- 4	$1,803,737	$1,843,092	- 2

The decrease in sales was due to lower selling prices and foreign translation, partially offset by higher volume.

	Percentage Change in Net Sales

	Three Months Ended		Twelve Months Ended
	December 31, 2012		December 31, 2011
Volume	+	3	+	2
Selling Price	-	6	-	2
Foreign Translation	-	1	-	2
Total	-	4	-	2

  Surfactant net sales declined 6 percent for the quarter and 4 percent for the year due to lower selling prices, which reflect lower raw material costs. Surfactant sales volume rose 1 percent for the quarter and 2 percent for the full year.
  Higher value added surfactants used in agricultural products and household and industrial cleaning products posted higher sales volumes, whereas commodity surfactants used in North American consumer cleaning declined slightly as a result of lower usage levels, competition and the weak economy. Sales volumes in Latin America were up on gains in Brazil and Colombia.
  Polymer net sales rose 9 percent for the quarter and 1 percent for the full year. Volume rose 10 percent for the quarter and 3 percent for the full year. The volume growth was primarily from polyol used in rigid foam insulation. The full year 3 percent volume growth included gains from new applications in metal panels and adhesives.
  Specialty Products net sales rose 24 percent for the full year due to the Company’s acquisition of the Lipid Nutrition business in June of 2011, despite lower fourth quarter volumes due to increased global competition.

Gross profit increased by 17 percent to $70.1 million for the quarter and rose 14 percent to $291.6 million for the year.

  Surfactant gross profit grew by 20 percent to $51.6 million for the quarter. Full year gross profit grew by 14 percent to $203.4 million. The gross profit improvement was largely attributable to improved product mix and margin recovery as raw material costs declined. Value added surfactants used in agricultural products and household and industrial cleaning products posted higher sales volume. Also contributing significantly to the improvement were higher profits from Latin America, particularly Brazil, due to improved volume and operational efficiencies.
  Polymer gross profit grew by 31 percent to $16.6 million for the quarter on a 10 percent increase in volume. The profit improvement came from both phthalic anhydride (PA) and polyol products. Polyol profit growth was attributable to 12 percent quarterly volume growth, primarily from polyol used in energy saving rigid foam roof insulation. Full year polymer gross profit rose 17 percent to $71.9 million. The gross profit improvement benefited from a favorable sales mix of higher value added polyol and polyurethane systems. Polyol volume rose 5 percent for the year. A large polyurethane systems order for an aircraft carrier and a business interruption insurance recovery related to a 2011 fire in our German polyol plant positively impacted the year.
  Full year Specialty Products gross profit rose 7 percent to $20.3 million due to the contribution of the Lipid Nutrition product line acquired in June of 2011.
  Fourth quarter Specialty Products gross profit declined to $2.9 million due to a 26 percent drop in volume among both food ingredients and nutritional supplements.

OPERATING EXPENSES

	Three Months Ended			Twelve Months Ended
		December 31			December 31

($ in thousands)			%			%
	2012	2011	Change	2012	2011	Change

Selling	$14,381	$11,921	+ 21	$53,145	$45,807	+ 16
Administrative – General	14,562	13,263	+ 10	53,728	49,237	+ 9
Administrative – Deferred
Compensation Plan
Expense *	3,990	4,240	- 6	10,251	1,529	NM
Research, development
and technical service	12,583	9,554	+ 32	45,713	40,524	+ 13

Total	$45,516	$38,978	+ 17	$162,837	$137,097	+ 19

* See Table II for a discussion of deferred compensation plan accounting.

Increased headcount to support growth initiatives contributed to the full year increase in all categories. Also contributing to the higher expense in all categories was the effect of higher performance based compensation expense due to the strong operating results for the Company. The higher fourth quarter research expenses include higher product registration costs in Europe.

BALANCE SHEET

The Company’s net debt level declined by $3.0 million for the quarter and $9.9 million for the year:

	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11

Net Debt
Total Debt	$182.4	$188.2	$195.3	$201.0	$199.5
Cash	76.9	79.7	69.5	64.6	84.1
Net Debt	$105.5	$108.5	$125.8	$136.4	$115.4

Equity	480.9	467.8	443.2	434.7	405.5
Net Debt + Equity	$586.4	$576.3	$569.0	$571.1	$520.9

Ratio of Net Debt to
Net Debt + Equity	18.0%	18.8%	22.1%	23.9%	22.2%

The Company’s stockholders’ equity has grown over the last three years to $479 million from $289 million. The health of the Company’s balance sheet remains strong and will allow us to continue investment in growth opportunities.

The fourth quarter decrease in net debt was attributable to lower seasonal working capital requirements. The full year decrease in net debt was due to the deflationary impact of lower commodity raw material costs on receivables, partially offset by higher quantities of inventory on hand for our Singapore plant start-up. Capital expenditures for the quarter and year-to-date periods were $22.3 million and $83.2 million, respectively.

OUTLOOK

The investments made over the last several years helped the Company deliver a 16% increase in full year net income, excluding deferred compensation. In 2013 we will continue to pursue geographic expansion and higher value opportunities within all three of our business segments. Our strategy and ability to execute provide us with the opportunity for continued earning growth in 2013.

Surfactants expects to continue to derive more of its profits from higher value added products in the agricultural, oilfield and household and industrial cleaning markets. Demand for crop protection chemicals is expected to remain strong in 2013. We are positioned for further profit growth in Brazil. Our Singapore plant is now operational and should contribute modestly to earnings in 2013 and more significantly beyond that as we diversify production at the site.

Polymers should experience continued growth from polyol used in energy saving rigid foam insulation. Recent demand growth has largely come from greater insulation levels for replacement roofing. A recovering economy would stimulate the commercial construction market and eventually restore that demand. Our polymers segment is expected to face higher costs to operate in China in 2013 and 2014 as the government is requiring that we relocate our plant to a new industrial zone. We plan to supply our Asian customers with product toll produced by another chemical plant in China or imported from other Stepan production sites. We anticipate the higher costs of operating in China will limit polymer earnings growth in 2013.

“In 2012 we achieved our fifth consecutive record income year and our forty-fifth consecutive annual dividend increase. Our balance sheet is strong and we intend to leverage that strength to make investments that will accelerate our growth and deliver value to our shareholders,” said F. Quinn Stepan, Jr., President and Chief Executive Officer.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the fourth quarter and year end results at 2 p.m. ET (1:00 p.m. CT) on February 20, 2013. Telephone access to the live conference call will be available by dialing +1 (800) 272-5460. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

ABOUT STEPAN COMPANY

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

For more information about Stepan Company, please visit the Company online at www.stepan.com.

# # # # table follows

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

						Table I

STEPAN COMPANY
Statements of Income
For the Three and Twelve Months Ended December 31, 2012 and 2011
(Unaudited – 000’s Omitted)

	Three Months Ended				Twelve Months Ended
		December 31				December 31

				%				%
	2012	2011	Change		2012	2011	Change

Net Sales	$427,259	$444,170	-	4	$1,803,737	$1,843,092	-	2
Cost of Sales	357,139	384,068	-	7	1,512,184	1,587,539	-	5

Gross Profit	70,120	60,102	+	17	291,553	255,553	+	14

Operating Expenses:
Selling	14,381	11,921	+	21	53,145	45,807	+	16
Administrative	18,552	17,503	+	6	63,979	50,766	+	26
Research, Development
and Technical Services	12,583	9,554	+	32	45,713	40,524	+	13

	45,516	38,978	+	17	162,837	137,097	+	19

Operating Income	24,604	21,124	+	16	128,716	118,456	+	9
Other Income (Expense):
Interest, Net	(2,225)	(2,582)	-	14	(9,599)	(9,095)	+	6
Loss from Equity
in Joint Ventures	(907)	(956)	-	5	(4,724)	(3,616)	+	31
Other, Net	(223)	612		NM	1,329	(851)		NM

	(3,355)	(2,926)	+	15	(12,994)	(13,562)	-	4

Income Before Income Taxes	21,249	18,198	+	17	115,722	104,894	+	10
Provision for Income Taxes	5,756	4,649	+	24	36,035	32,292	+	12

Net Income	15,493	13,549	+	14	79,687	72,602	+	10

Net Income Attributable to
Noncontrolling Interests	(54)	(370)	-	85	(291)	(626)	-	54

Net Income Attributable to Stepan
Company	$ 15,439	$ 13,179	+	17	$ 79,396	$ 71,976	+	10

Net Income Per Common Share
Attributable to Stepan Company
Basic	$0.71	$0.63	+	13	$3.71	$3.44	+	8
Diluted	$0.68	$0.59	+	15	$3.49	$3.21	+	9

Shares Used to Compute Net
Income Per Common Share
Attributable to Stepan Company
Basic	21,777	20,836	+	5	21,273	20,726	+	3
Diluted	22,804	22,572	+	1	22,730	22,440	+	1

Table II

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $4.1 million of expense versus expense of $3.5 million last year. The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise. The Company also recognizes the change in value of mutual funds as investment income or loss. The quarter end market prices of Stepan Company common stock are as follows:

		2012				2011

	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	$55.54	$48.06	$47.09	$43.90	$40.08	$33.59	$35.45	$36.25

The deferred compensation expense income statement impact is summarized below:
				Three Months Ended			Twelve Months Ended
				December 31			December 31

($ in thousands)				2012	2011		2012	2011

Deferred Compensation
Administrative (Expense)			$ (3,990)		$ (4,240)	$ (10,251)		$ (1,529)
Other, net – Mutual Fund Gain				(156)	705		1,480	38
Total Pretax			$ (4,146)		$ (3,535)		$ (8,771)	$ (1,491)

Total After Tax			$ (2,571)		$ (2,192)		$ (5,438)	$ (923)

Reconciliation of non-GAAP net income:
				Three Months Ended			Twelve Months Ended
				December 31			December 31

($ in thousands)				2012	2011		2012	2011

Net income excluding deferred
compensation			$ 18,010		$ 15,371		$84,834	$72,900
Deferred compensation plan (expense)			(2,571)		(2,192)		(5,438)	(923)

Net income as reported			$ 15,439		$ 13,179		$79,396	$71,976

Reconciliation of non-GAAP EPS:
				Three Months Ended			Twelve Months Ended
				December 31			December 31

				2012	2011		2012	2011

Earnings per diluted share excluding
deferred compensation				$0.79	$0.68		$3.73	$3.25
Deferred compensation plan (expense)				(0.11)	(0.09)		(0.24)	(0.04)

Earnings per diluted share				$0.68	$0.59		$3.49	$3.21

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, neither a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Table III

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results). Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the quarter and year ending December 31, 2012:

				(Decrease) Due
	Three Months		Increase	to Foreign
($ in millions)	Ended December 31		(Decrease)	Translation
	2012	2011
Net Sales	$ 427.3	$ 444.2	$(16.9)	(2.1)
Gross Profit	70.1	60.1	10.0	(0.5)
Operating Income	24.6	21.1	3.5	(0.3)
Pretax Income	21.2	18.2	3.0	(0.3)

				(Decrease) Due
	Twelve Months		Increase	to Foreign
($ in millions)	Ended December 31		(Decrease)	Translation
	2012	2011
Net Sales	$1,803.7	$1,843.1	($39.4)	(39.6)
Gross Profit	291.6	255.6	36.0	(5.2)
Operating Income	128.7	118.5	10.2	(2.7)
Pretax Income	115.7	104.9	10.8	(2.6)

Table IV

     Stepan Company Consolidated Balance Sheets December 31, 2012 and December 31, 2011

	2012	2011
	December 31	December 31
ASSETS
Current Assets	$523,078	$479,742
Property, Plant & Equipment, Net	422,022	383,983
Other Assets	40,378	37,393
Total Assets	$985,478	$901,118

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$247,167	$233,226
Deferred Income Taxes	9,200	8,644
Long-term Debt	149,564	164,967
Other Non-current Liabilities	98,667	88,816
Total Stepan Company Stockholders’ Equity	478,985	401,211
Noncontrolling Interest	1,895	4,254
Total Liabilities and Stockholders’ Equity	$985,478	$901,118